UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.          )

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Concrete Pumping Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

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NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

February 28, 2022

Dear Fellow Stockholders,

It is my pleasure to invite you to attend Concrete Pumping Holdings, Inc.’s 2022 Annual Meeting of Stockholders (the “Annual Meeting”) on Thursday, April 14, 2022 at 10:00 a.m. (ET), at Concrete Pumping Holdings, Inc.’s corporate office located at 500 E. 84th Avenue, Suite A-5, Thornton, Colorado 80229. At the Annual Meeting, our stockholders will be asked:

1.	To elect the four Class I Director nominees listed in this Proxy Statement;

2.	To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for our 2022 fiscal year; and

3.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Due to the COVID-19 pandemic, we are implementing safety protocols for our Annual Meeting. All attendees will be required to wear masks and follow social distancing protocols. We reserve the right to implement other safety measures as we deem prudent or as required by any applicable laws or government orders. If we determine that it is not possible or advisable to hold our Annual Meeting in person, we will announce alternative arrangements for the Annual Meeting as promptly as practicable, which may include holding the Annual Meeting solely by means of remote communication. Please monitor our website at https://ir.concretepumpingholdings.com/ for updated information. If you are planning to attend the Annual Meeting, please check the website one week prior to the Annual Meeting date. As always, we encourage you to vote your shares prior to the Annual Meeting.

We know of no other matters to come before the Annual Meeting. Only stockholders of record at the close of business on February 22, 2022 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. Whether or not you plan to attend the Annual Meeting, we encourage you to read the accompanying Proxy Statement and to submit your proxy card or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions on the accompanying proxy card. Please read the enclosed information carefully before submitting your proxy.

Your vote is important. Please note that if you hold your shares through a broker, your broker cannot vote your shares on the election of directors in the absence of your specific instructions as to how to vote. In order for your vote to be counted, please make sure that you submit your vote to your broker.

We appreciate the confidence you have placed in us through your investment in us, and we look forward to seeing you at the Annual Meeting.

By Order of the Board of Directors,

Howard D. Morgan Chair of the Board of Directors

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 14, 2022

This Proxy Statement and our Annual Report for the fiscal

year ended October 31, 2021 are available on our website at www.concretepumpingholdings.com under “Investors”

500 E. 84th Avenue, Suite A-5

Thornton, Colorado 80229

(303) 289-7497

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Information About Attending the Annual Meeting

The 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Concrete Pumping Holdings, Inc. (the “Company,” “we,” “us” or “our”) will be held on Thursday, April 14, 2022, at 10:00 a.m. (ET), at the Company’s corporate office located at 500 E. 84th Avenue, Suite A-5, Thornton, Colorado 80229. The doors to the Annual Meeting room will open for admission at 9:30 a.m. (ET). Directions to the Annual Meeting location are posted on our website located at www.concretepumpingholdings.com. Due to the COVID-19 pandemic, we are implementing safety protocols for our Annual Meeting. All attendees will be required to wear masks and follow social distancing protocols. We reserve the right to implement other safety measures as we deem prudent or as required by any applicable laws or government orders. If we determine that it is not possible or advisable to hold our Annual Meeting in person, we will announce alternative arrangements for the Annual Meeting as promptly as practicable, which may include holding the Annual Meeting solely by means of remote communication. Please monitor our website at https://ir.concretepumpingholdings.com/ for updated information. If you are planning to attend the Annual Meeting, please check the website one week prior to the Annual Meeting date. As always, we encourage you to vote your shares prior to the Annual Meeting. This Proxy Statement will first be sent to stockholders on or about February 28, 2022.

Proof of stock ownership and some form of government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the Annual Meeting. Only stockholders who own shares of Concrete Pumping Holdings, Inc.’s common stock as of the close of business on February 22, 2022 (the “Record Date”) will be entitled to attend and vote at the Annual Meeting.  If you are a stockholder of record as of the Record Date and you plan to attend the Annual Meeting, please save your proxy card or Notice of Internet Availability you receive and bring it to the Annual Meeting as your admission ticket. If you plan to attend the Annual Meeting but your shares are not registered in your name, you must bring evidence of stock ownership as of the Record Date, which you may obtain from your bank, stockbroker or other adviser, to be admitted to the Annual Meeting. No cameras, recording devices or large packages will be permitted in the Annual Meeting room.

Under appropriate circumstances, we may provide assistance or a reasonable accommodation to attendees of the Annual Meeting who require assistance to gain access to the Annual Meeting or to receive communications made at the Annual Meeting. If you would like to request such assistance or accommodation, please contact us at (303) 289-7497 or at Concrete Pumping Holdings, Inc., 500 E. 84th Avenue, Suite A-5, Thornton, Colorado 80229. Please note that we may not be able to accommodate all requests.

Information About this Proxy Statement

Why You Received this Proxy Statement.    You have received these proxy materials because our board of directors (the “Board of Directors”) is soliciting your proxy to vote your shares at the Annual Meeting. This Proxy Statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (the “SEC”) and that is designed to assist you in voting your shares. We either (1) mailed you a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) notifying each shareholder entitled to vote at the Annual Meeting how to vote and how to electronically access a copy of this proxy statement and our Annual Report for the fiscal year ended October 31, 2021 (referred to as the “Proxy Materials”) or (2) mailed you a paper copy of the Proxy Materials and a proxy card in paper format. You received these Proxy Materials because you were a shareholder as of the close of business on the Record Date. If you have not received, but would like to receive, a paper copy of the Proxy Materials and a proxy card in paper format, you should follow the instructions for requesting such materials contained in the Notice of Internet Availability.

Beneficial Owners. If you hold your shares in a brokerage account, please check the information that your bank, broker or other holder of record sent to you regarding the availability of Proxy Materials electronically or in paper format.

Information About Voting

Stockholders can vote in person at the Annual Meeting or by proxy. There are two ways to vote by proxy:

•  By Internet—You can vote over the Internet by accessing the Internet website specified in the accompanying Notice of Internet Availability, proxy card or voting instruction form and following the instructions provided to you; or

•  By Mail—If you received a paper copy in the mail of the Proxy Materials and a proxy card, you can vote by mail by signing, dating and mailing your proxy card to the address provided therein.

Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (ET) on April 13, 2022. We encourage you to submit your proxy as soon as possible (by Internet or by mail) even if you plan to attend the Annual Meeting in person.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record as to how to vote your shares. You must follow the instructions of the holder of record in order for your shares to be voted. Internet voting may also be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy signed by the registered holder and bring it to the Annual Meeting in order to vote.

Please note that if you hold your shares through a broker, your broker cannot vote your shares on the election of directors unless you have given your broker specific instructions as to how to vote. In order for your vote to be counted, please make sure that you submit your vote to your broker.

If you vote by proxy, the individuals named on the proxy card (your “proxies”) will vote your shares in the manner you indicate. You may specify whether your shares should be voted for or against all, any or none of the nominees for director and whether your shares should be voted for or against each of the other proposals. If you sign and return the proxy card without indicating your instructions, your shares will be voted as follows:

• FOR the election of all four Class I Directors nominees listed in this Proxy Statement;

• FOR the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for our 2022 fiscal year; and

• For or against any other matter properly presented before the Annual Meeting, in the discretion of the proxies.

 If you are a registered stockholder, you may revoke or change your proxy submitted before the Annual Meeting for any reason by, (1) voting in person at the Annual Meeting, (2) submitting a later-dated proxy online (your last vote before the Annual Meeting begins will be counted), or (3) sending a written revocation that is received before the Annual Meeting to the Corporate Secretary of the Company, c/o Concrete Pumping Holdings, Inc. 500 E. 84th Avenue, Suite A-5, Thornton, Colorado 80229. If you are a beneficial owner of shares held in street name, you must contact the holder of record to revoke a previously authorized proxy.

Each share of our common stock and preferred stock is entitled to one vote (except that holders of preferred stock may not vote on the election of directors). As of the Record Date, there were 56,749,473 shares of our common stock and 2,450,980 shares of our preferred stock outstanding.

Quorum Requirement

A quorum is necessary to hold a valid meeting. The holders of a majority in voting power of the outstanding capital stock entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum. Abstentions and broker “non-votes” are counted as present for purposes of determining whether a quorum exists. A broker “non-vote” occurs when a bank or broker holding shares for a beneficial owner does not vote on a proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Banks and brokers will have discretionary voting power for the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for our 2022 fiscal year (Proposal 2), but not for voting on the election of the Class I Director nominees (Proposal 1).

Required Votes for Action to be Taken

Four Class I Directors have been nominated for election to our Board of Directors at the Annual Meeting. Our Amended and Restated Bylaws (the “Bylaws”) provide that directors shall be elected by a plurality vote. This means that the four director nominees receiving the highest number of “FOR” votes cast, even if less than a majority, will be elected. Abstentions and broker non-votes will have no effect on the outcome of the election.

For the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm, the approval requires the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on such matter. Abstentions will have the effect of voting “AGAINST” this proposal. There are no broker non-votes for this proposal because brokers have discretion to vote on the ratification of the selection of our independent registered public accounting firm. The following table summarizes the votes required for passage of each proposal under our governing documents and Delaware law:

Brokers and custodians cannot vote uninstructed shares on your behalf in director elections. For your vote to be counted, you must submit your voting instruction form to your broker or custodian.

Proposal		Votes required for approval	Abstentions	Broker non-votes
1.	Election of the four Class I Director nominees	A plurality of the votes cast (the four nominees receiving the highest number of “FOR” votes cast will be elected)	No impact	No impact
2.	Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for our 2022 fiscal year	Majority of shares present in person or represented by proxy and entitled to vote	Same as a vote “Against”	No broker non-votes (uninstructed shares voted in the broker’s discretion)

Other Business to be Considered

Our Board of Directors does not intend to present any business at the Annual Meeting other than the proposals described in this Proxy Statement and knows of no other matters that are likely to be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, your proxies will act on such matter in their discretion.

Information About the Company

Concrete Pumping Holdings, Inc. is a Delaware corporation headquartered in Thornton, Colorado. We refer to Concrete Pumping Holdings, Inc. as the “Company,” “CPH,”, “us”, “we” or “our” in this Proxy Statement, and these designations include our subsidiaries unless we state otherwise.

CORPORATE GOVERNANCE

Board of Directors

Our Board of Directors consists of twelve directors and is divided into three classes, with only one class of directors being elected in each year and each class serving a three-year term. Our directors are currently divided among the three classes as follows:

•  The Class I directors are Stephen Alarcon, Heather L. Faust, David G. Hall and Iain Humphries, with terms expiring at the Annual Meeting. The Board of Directors has nominated all current Class I directors for election to the Board at the Annual Meeting.

•  The Class II directors are Raymond Cheesman, Brian Hodges, Howard D. Morgan, and John M. Piecuch, with terms expiring at our Annual Meeting of stockholders to be held in 2023; and

•  The Class III directors are currently Tom Armstrong, Ryan Beres, and M. Brent Stevens and Bruce Young, with terms expiring at our Annual Meeting of stockholders to be held in 2024.

Director Independence

Nasdaq listing standards require that a majority of our Board of Directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of our Board of Directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors conducts an annual assessment of the independence of each member of our Board of Directors, taking into consideration all relationships between us and/or our officers, on the one hand, and each director on the other, including the director’s commercial, economic, charitable and family relationships, and such other criteria as our Board of Directors may determine from time to time. Our Board of Directors has determined that Ms. Faust and Messrs. Alarcon, Armstrong, Beres, Hall, Hodges, Piecuch, Morgan and Cheesman, being a majority of the directors on the Board, are “independent” as defined in Nasdaq listing standards.

Board Leadership Structure

Our Board of Directors does not have a policy regarding separation of the roles of Chief Executive Officer and Chair of the Board of Directors. The Board of Directors believes it is in our best interests to make that determination based on circumstances from time to time. Currently, neither our Chair (Howard D. Morgan) nor our Vice Chair (Brian Hodges) of the Board is an officer of the Company. The Chair of the Board of Directors chairs the meetings of our Board of Directors and meetings of our stockholders, with input from the Vice Chair and the Chief Executive Officer. The Chair and Vice Chair work with the Chief Executive Officer to develop and gain approval from the Board of Directors of the growth strategy of the Company and works with the Chief Executive Officer and Chief Financial Officer in coordinating our activities with key external stakeholders and parties. These activities include corporate governance matters, investor relations, financing and mergers and acquisitions. Our Board of Directors believes that this structure, combined with our corporate governance policies and processes, creates an appropriate balance between strong and consistent leadership and independent oversight of our business.

Our Board of Directors believes that our current leadership structure and the composition of our Board of Directors protect stockholder interests and provide adequate independent oversight, while also providing outstanding leadership and direction for our Board of Directors and management.

The independent directors of the Board of Directors, and each committee of the Board of Directors (of which all are comprised of independent directors), meet in executive sessions, without management present, during each regularly scheduled Board or committee meeting and are active in the oversight of the Company. Each independent director has the ability to add items to the agenda for Board meetings or raise subjects for discussion that are not on the agenda for that meeting. In addition, our Board of Directors and each committee of the Board of Directors has open access to members of management and the authority to retain independent legal, financial and other advisors as they deem appropriate.

Policies and Procedures for Related Person Transactions

Our Code of Ethics requires us to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by our Board (or the appropriate committee of our Board). Under the Code of Ethics, conflict of interest situations include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving the Company.

In addition, our Audit Committee, pursuant to its charter, is responsible for reviewing and approving related party transactions to the extent that we enter into such transactions. We also require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

Our Audit Committee reviews on a quarterly basis all payments that were made to our officers or directors or our or their affiliates.

Hedging and Pledging Policy

Under the Company’s Insider Trading Policy, all directors, officers and employees of the Company and its subsidiaries are prohibited from entering into hedging, monetization transactions or similar arrangements with respect to Company securities, holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Role of the Board of Directors in Risk Oversight

Members of the Board of Directors have an active role as a whole and also at the Board committee level, in overseeing management of the Company’s risk. While the Board of Directors is ultimately responsible for overall risk oversight at our Company, our Board committees assist the full Board of Directors in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee has primary responsibility for reviewing and discussing the Company’s policies with respect to risk assessment and risk management, including guidelines and policies to govern the process by which the Company’s exposure to risk is handled, and for monitoring the Company’s major financial risk exposures and the steps the Company has taken to monitor and control such exposures, including the maintenance and monitoring of a whistleblower hotline. In connection with its risk assessment and management responsibilities, the Audit Committee oversees risks related to cybersecurity and other risks relevant to our computerized information system controls and security. The Audit Committee also is charged with overseeing risks with respect to our related party transaction policy as noted above, and with any potential conflicts of interest with directors and director nominees. The Compensation Committee is charged with ensuring that our compensation policies and procedures do not encourage risk taking in a manner that would have a material adverse impact on the Company. The Corporate Governance and Nominating Committee is charged with overseeing the process of conducting management succession planning and management development. Each Committee reports its findings to the full Board of Directors for consideration.

Communications with the Board of Directors

If our stockholders or other interested parties wish to contact any member of our Board of Directors, they may write to the Board of Directors or to an individual director in care of the Corporate Secretary at Concrete Pumping Holdings, Inc., 500 E. 84th Avenue, Suite A-5, Thornton, Colorado 80229. Relevant communications will be distributed to the Board of Directors, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. Communications that are unrelated to the duties and responsibilities of the Board of Directors will not be forwarded, such as business solicitations or advertisements, junk mail, mass mailings and spam, new product or services suggestions, product or services complaints or inquiries, resumes and other forms of job inquiries, or surveys. In addition, material that is threatening, illegal or similarly unsuitable will be excluded. Any communication that is screened as described above will be made available to any director upon his or her request.

Process for Recommending or Nominating Potential Director Candidates

Subject to the rights provided under the Stockholders Agreement, described below, the Corporate Governance and Nominating Committee is responsible for recommending nominees for Board membership to fill vacancies or newly created positions, and for recommending the persons to be nominated for election at the Annual Meeting. In connection with the selection and nomination process, the Corporate Governance and Nominating Committee reviews the desired experience, skills, diversity and other qualities to ensure appropriate Board composition, taking into account the current Board members and the specific needs of the Company and the Board of Directors. In connection with the process of nominating incumbent directors for re-election to the Board, the Corporate Governance and Nominating Committee also considers the director’s tenure on and unique contributions to the Board of Directors.

The Corporate Governance and Nominating Committee may retain, as appropriate, search firms to assist in identifying qualified director candidates. The Corporate Governance and Nominating Committee will generally look for individuals who have displayed high ethical standards, integrity, sound business judgment and a willingness to devote adequate time to Board duties.

The Corporate Governance and Nominating Committee continually reviews Board composition and potential additions while striving to maintain and grow a diverse and broad skill set that complements the business. The Corporate Governance and Nominating Committee may consider certain factors related specifically to our business when considering a potential candidate, including, but not limited to:

•	Knowledge of the concrete pumping and waste management industries;

•	Accounting or related financial management expertise;

•	Experience executing growth and merger and acquisition strategies, to support the strategic plan for the Company;

•	International exposure and diversity of cultural background and experience with global markets, because the Company has international operations; and

•	Leadership experience at an executive level with understanding of the development and implementation of strategies.

The Corporate Governance and Nominating Committee has not assigned specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. In the evaluation of potential new candidates, the Corporate Governance and Nominating Committee considers each candidate’s qualifications in light of the then-current mix of Board attributes, including diversity. Continuing directors are evaluated by the Corporate Governance and Nominating Committee in the same way, including the continuing director’s past contributions to the Board of Directors in such evaluation.

Although the Board of Directors does not have a formal policy specifying how diversity of background and personal experience should be applied in identifying or evaluating director candidates, to help ensure that the Board of Directors remains aware of and responsive to the needs and interests of our customers, stockholders, employees and other stakeholders, the Board of Directors believes it is important to identify qualified director candidates that would increase the diversity of the Board of Directors. Accordingly, the Corporate Governance and Nominating Committee makes an effort when nominating new directors to ensure that the composition of the Board of Directors reflects a broad diversity of experience, profession, expertise, skill, and background, including gender, racial, ethnic, and/or cultural diversity. Nominees are not discriminated against on the basis of gender, race, religion, national origin, disability or sexual orientation. The Board of Directors and the Corporate Governance and Nominating Committee are committed to actively seeking female and minority candidates to join the Board of Directors.

Stockholders may recommend individuals to the Board of Directors for nomination and also have the right under our Bylaws to nominate directors. Stockholders may recommend individuals to the Board of Directors for consideration as potential director candidates by submitting candidates’ names, appropriate biographical information (including age, business address and residence address, principal occupation or employment and relevant experience), the class or series and number of shares of capital stock of the Company which are directly or indirectly owned beneficially or of record by the candidate, the date such shares were acquired and the investment intent of such acquisition, and any other information relating to the candidate that would be required to be disclosed in a proxy statement or other similar filing to the principal executive offices of the Company at:

Corporate Secretary

c/o Concrete Pumping Holdings, Inc.

500 E. 84th Avenue, Suite A-5

Thornton, Colorado 80229

Assuming the appropriate information has been provided, the Board of Directors will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the Board of Directors determines to nominate a stockholder-recommended candidate and recommends his or her election to the Board of Directors, then his or her name will be included in the proxy statement for the next Annual Meeting of stockholders.

In order for stockholders to nominate director candidates under our Bylaws, our Bylaws require that the Company be given advance written notice of stockholder nominations for election to the Board of Directors. Such nomination must contain the information required by our Bylaws with respect to the nominee and the stockholder. To be timely, a stockholder’s notice must be delivered to the Company’s Corporate Secretary, in the case of an Annual Meeting, not earlier than the close of business on the 120th day and no later than the close of business on the 90th day prior to the first anniversary of the date of the preceding year’s Annual Meeting.

Stockholders Agreement

Pursuant to the terms of that certain rollover agreement, dated as of September 7, 2018, among the Company, the Sponsor, Peninsula and the other parties thereto, Peninsula has exercised its right to designate three individuals to serve on our Board: one to serve as a Class I director, one to serve as a Class II director, and one to serve as a Class III director. Under the Stockholders Agreement, Peninsula has nomination rights with respect to: (i) one director for as long as Peninsula beneficially owns more than 5% and up to 15% of the issued and outstanding shares of our common stock as of December 6, 2018; (ii) two individuals for as long as Peninsula beneficially owns more than 15% and up to 25% of the issued and outstanding shares of our common stock as of December 6, 2018; and (iii) three directors for as long as Peninsula owns more than 25% of the issued and outstanding shares of our common stock as of December 6, 2018. If Peninsula’s beneficial ownership falls below one of these thresholds, Peninsula’s nomination right in respect of such threshold will permanently expire. The current Peninsula designees on our Board are M. Brent Stevens, Stephen Alarcon and Raymond Cheesman.

Succession Planning and Management Development

The Board of Directors supports the development of the Company’s executive talent, especially the Chief Executive Officer and the senior leaders of the Company, because continuity of strong leadership at all levels of the Company is part of the Board’s mandate for delivering strong performance to stockholders. To further this goal, the executive talent development and succession planning process is overseen by the Corporate Governance and Nominating Committee pursuant to its charter. The Corporate Governance and Nominating Committee is charged with developing and recommending to the Board of Directors the approval of a succession plan for the Chief Executive Officer. The Corporate Governance and Nominating Committee also is responsible for implementing the succession plan by developing and evaluating potential candidates for executive positions, and periodically reviewing the succession plan.

The Compensation Committee also indirectly supports the succession planning process through its annual approval of compensation targets and achievement of goals for incentive compensation payments.

Code of Business Conduct and Ethics

We maintain a Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all of our directors, executive officers and employees. Our Code of Ethics is posted on our corporate website at www.concretepumpingholdings.com and can be accessed by clicking on the “Investors” link followed by the “Corporate Governance” link and finally the "Governance Documents" link. Any amendments to or waivers of our Code of Ethics relating to our directors or executive officers that is required to be disclosed also will be posted on our website. Information appearing on our website is not incorporated by reference into this Proxy Statement. We have designated our Chief Executive Officer and Chief Financial Officer as compliance officers who oversee our ethics and compliance program and provide regular reports to the Audit Committee and Corporate Governance and Nominating Committee on the program’s effectiveness and the status of any reports or complaints made under the Code of Ethics reporting procedures.

Availability of Committee Charters and SEC Filings

We believe that the charters adopted by the Audit, Compensation and Corporate Governance and Nominating Committees comply with applicable corporate governance rules of Nasdaq. These charters are available on our website at www.concretepumpingholdings.com and can be accessed by clicking on the “Investors” link followed by the “Corporate Governance” link. Information appearing on our website is not incorporated by reference into this Proxy Statement.

Board Diversity

In accordance with Nasdaq Listing Rule 5605(f), the following chart sets forth certain self-identified personal demographic characteristics of our directors.

Total Number of Directors	12
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	10	-	1
Part II: Demographic Background
African American or Black	-	-	-	-
Alaskan Native or Native American	-	-	-	-
Asian	-	-	-	-
Hispanic or Latino	-	-	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	1	10	-	-
Two or more Races or Ethnicities	-	-	-	-
LGBTQ+	-
Did not disclose demographic background	1

DIRECTOR COMPENSATION

During fiscal year 2021, each Director who was not an officer of the Company (“Non-Employee Director”) earned an annual retainer in the amount of $100,000, pro-rated for time served. In addition, the Chairperson (Howard D. Morgan), Vice Chairperson / Compensation Committee Chairperson (Brian Hodges) and Audit Committee Chairperson (John Piecuch) received an additional retainer of $50,000 for these services (for a total retainer of $150,000). In addition, in recognition of their prior service on the Company’s Board of Directors, the departing directors, Messrs. Brown, Osman, and Homme, each earned $100,000 during fiscal 2021. No future payments will be made to these individuals. The compensation reflected in the table below is the only compensation paid to our Directors and no other material arrangements are present.

The following table sets forth information regarding the compensation of the Company's Non-Employee Directors for the fiscal year ended October 31, 2021. The two Directors (Messrs. Young and Humphries) who are executive officers receive no compensation for serving as Directors in addition to their compensation received as executive officers.

Name		Fees Earned or Paid in Cash	All Other Compensation	Total
David A.B. Brown	*	$70,787	$100,000	$170,787
Stephen Alarcon	**	$52,809		$52,809
Tom Armstrong	**	$52,809		$52,809
Ryan Beres	**	$52,809		$52,809
Raymond Cheesman		$100,000		$100,000
David G. Hall		$100,000		$100,000
Matthew Homme	*	$47,191	$100,000	$147,191
Brian Hodges		$150,000		$150,000
Howard D. Morgan		$126,404		$126,404
Tariq Osman	*	$70,787	$100,000	$170,787
John Piecuch		$150,000		$150,000
Brent Stevens		$100,000		$100,000
Heather L. Faust		$100,000		$100,000

*	Former directors compensated on a pro rata basis for their time served during fiscal year 2021. Each former director also received an additional $100,000 fee as described above.
**	Newly appointed directors compensated on a pro rata basis for their time served during fiscal year 2021.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Our Board has established the following committees: an audit committee (the “Audit Committee”), a compensation committee (the “Compensation Committee”) and a corporate governance and nominating committee (the “Corporate Governance and Nominating Committee”). Each of the committees reports to the Board. Members serve on these committees until their resignation or until otherwise determined by our Board. The composition, duties and responsibilities of these committees are set forth below.

Our Board of Directors has affirmatively determined, upon recommendation of the Corporate Governance and Nominating Committee, that all of the members of our Audit, Compensation and Corporate Governance and Nominating Committees are independent as defined under Nasdaq listing standards. The Board of Directors also has determined that all members of the Audit Committee meet the independence requirements contemplated by Nasdaq listing standards and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in determining the independence of all members of our Compensation Committee, the Board of Directors took into account the additional independence considerations required by Nasdaq listing rules and Rule 10C-1 of the Exchange Act relating to Compensation Committee service.

The composition, duties and responsibilities of these committees are set forth below:

Audit Committee.    The Audit Committee is responsible for, among other things, (i) appointing, retaining and evaluating the Company’s independent registered public accounting firm and approving all services to be performed by them; (ii) overseeing the Company’s independent registered public accounting firm’s qualifications, independence and performance; (ii) overseeing the financial reporting process and discussing with management and the Company’s independent registered public accounting firm the interim and annual financial statements that the Company files with the SEC; (iv) reviewing and monitoring the Company’s accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; (v) establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; and (vi) reviewing and approving related person transactions.

The current members of our Audit Committee are Messrs. Armstrong, Piecuch and Cheesman, with Mr. Piecuch serving as the chair of the Audit Committee. All members of the Audit Committee are independent within the meaning of the federal securities laws and the meaning of the Nasdaq Rules with respect to audit committee membership. Each member of the Audit Committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq, and the Board has determined that Mr. Armstrong is an “audit committee financial expert,” as that term is defined by the applicable rules of the SEC. The Board has approved a written charter under which the Audit Committee operates. A copy of the charter is available free of charge on the Company’s website at www.concretepumpingholdings.com. Information appearing on our website is not incorporated by reference into this Proxy Statement.

Compensation Committee.    The Compensation Committee is responsible for, among other things, (i) reviewing key employee compensation goals, policies, plans and programs; (ii) reviewing and approving the compensation of the Company’s directors, chief executive officer and other executive officers; (iii) reviewing and approving employment agreements and other similar arrangements between the Company and the Company’s executive officers; and (iv) administering the Company’s stock plans and other incentive compensation plans.

The current members of the Compensation Committee are Messrs. Armstrong, Hodges, Morgan and Cheesman, with Mr. Hodges serving as chair of the Compensation Committee. All of the members of the Compensation Committee are independent within the meaning of the federal securities laws and the meaning of the Nasdaq Rules with respect to compensation committee membership. The Board has approved a written charter under which the Compensation Committee operates. A copy of the charter is available free of charge on the Company’s website at www.concretepumpingholdings.com. Information appearing on our website is not incorporated by reference into this Proxy Statement.

Corporate Governance and Nominating Committee.    The Corporate Governance and Nominating Committee is responsible for, among other things, considering and making recommendations to the Board on matters relating to the selection and qualification of directors of the Company and candidates nominated to serve as directors of the Company, as well as other matters relating to the duties of directors of the Company, the operation of the Board and corporate governance.

The current members of the Corporate Governance and Nominating Committee are Ms. Faust and Messrs. Morgan, Hall and Alarcon, with Mr. Morgan serving as the chair of the Corporate Governance and Nominating Committee. All of the members of the Corporate Governance and Nominating Committee are independent within the meaning of Nasdaq Rules. The Board has approved a written charter under which the Corporate Governance and Nominating Committee operates. A copy of the charter is available free of charge on the Company’s website at www.concretepumpingholdings.com. Information appearing on our website is not incorporated by reference into this Proxy Statement.

Meetings of the Board of Directors

In fiscal year 2021, our Board of Directors, the Audit Committee and the Compensation Committee each met four times. The Corporate Governance and Nominating Committee met one time. In addition, during the last fiscal year, all directors attended at least 75% of the aggregate of (1) the number of meetings of the Board of Directors (held during the period for which he or she has been a director) and (2) the number of meetings held by all committees of the Board of Directors on which he or she served (during the periods that he or she served). While we do not have a formal policy requiring our directors to attend stockholder meetings, our directors are invited and encouraged to attend all meetings of stockholders. All of our directors at the time attended the 2021 Annual Meeting of Stockholders.

PROPOSAL ONE: ELECTION OF DIRECTORS

Class I Directors Standing for Election

At the Annual Meeting, stockholders will be asked to vote for the four Class I nominees listed below to serve until the 2025 Annual Meeting of stockholders and the election and qualification of his or her successor, or until such director’s earlier death, disqualification, resignation or removal. Proxies cannot be voted for a greater number of persons than the nominees named below.

The Class I directors are currently Stephen Alarcon, Heather L. Faust, David G. Hall and Iain Humphries, with terms expiring at the Annual Meeting. Each of the nominees listed below has agreed to stand for election and has indicated he or she is willing to serve as a member of the Board. There are no family relationships among our directors and director nominees, or between our directors, director nominees and executive officers. Ages are as of the date of the Annual Meeting.

Stephen Alarcon	Director since 2021

Stephen Alarcon, age 39, is a Vice President at Peninsula Pacific, a private investment fund focused on control investments in the gaming, consumer and industrial sectors. Prior to joining Peninsula Pacific in 2013, Mr. Alarcon was a Vice President with Aurora Resurgence where he focused on buyouts and special situations investments for middle-market companies and served on the boards of directors of multiple portfolio companies in North America and Europe. Previously, Mr. Alarcon was an Analyst in the distressed investing team of Highland Capital Management, a global leading alternative investment management firm. Prior to Highland, Mr. Alarcon was an Analyst in the Global Leveraged Finance Group at Lehman Brothers, specializing in high yield and mezzanine underwritings, mergers and acquisitions, and restructuring advisory assignments for companies across a broad range of industries both domestically and internationally. Mr. Alarcon received a Bachelor of Business Administration, with high honors, from the McCombs School of Business at University of Texas at Austin.

We believe that Mr. Alarcon is qualified to serve on our Board of Directors based on his business experience, knowledge of the Company, and strong background in finance.

Heather L. Faust	Director since 2018

Heather L. Faust, age 42, has been a member of our Board of Directors since December 2018. Ms. Faust is Managing Partner and Co-Founder of Argand, where she has also served as a Partner and member of its Management Committee and Investment Committee since September 2015. Previously, she was the Executive Vice President and a member of the board of Industrea Acquisition Corp. ("Industrea") from April 2017 to December 2018 and a Managing Director at Castle Harlan, where she worked from August 2008 to July 2015. In addition, she served as a Managing Partner of CHI Private Equity from February 2015 to July 2015. Prior to joining Castle Harlan, Ms. Faust was a management consultant at McKinsey & Company, where she worked in the United States and abroad across a variety of industries. Ms. Faust advised and directly assisted her clients in defining and implementing key strategic and operational business transformations. Ms. Faust’s experience also includes roles in the consumer industry as well as international development work in the Middle East. She has been a director of Sigma Electric since October 2016, chair of the advisory board for Oase Management GmbH since July 2018, a director of Midwest Can Company and Container Specialties, Inc. since March 2020, a member of the supervisory board for Cherry AG (FRA:C3RY) since May 2021 and a director of Tensar Corporation, an industrial manufacturing company, since July 2014. Ms. Faust served as a member of the advisory board of Cherry GmbH from September 2020 until May 2021. Ms. Faust also previously served as a director of Baker & Taylor Acquisitions Corp., IDQ and Ames True Temper. Ms. Faust graduated Cum Laude from Princeton University with a BSE in Operations Research and Financial Engineering and holds an MBA from the Harvard Business School.

We believe Ms. Faust is qualified to serve on our Board of Directors based on her leadership and business experience; her track record as a Partner and Co-Founder of Argand; and her network of contacts in the industrial manufacturing and services industry.

David G. Hall	Director since 2018

David G Hall, age 63, has been a member of our Board of Directors since December 2018. Previously, Mr. Hall served as a director of Industrea from July 2017 to December 2018. Mr. Hall was the Chief Executive Officer of Genuit Group PLC (formerly Polypipe) (LON: GEN) and a member of Genuit’s board of directors from September 2005 to his retirement in October 2017. Genuit is one of Europe’s largest and most innovative manufacturers of plastic piping and energy efficient ventilation systems for the residential, commercial, civil and Infrastructure sectors. Following a number of divisional Managing Director positions in both private and publicly listed companies, Mr. Hall led the management buyout of Genuit in Sept 2005, and following a number of disposals and acquisitions to reposition and refocus the business after a successful period of private ownership, Genuit listed on the main market of the London Stock Exchange during April 2014. The company achieved FTSE 250 status in January 2016. Mr. Hall has been a non-executive director of Brintons Carpets Limited since February 2018, Chairman of Rocky Holdco Ltd. (holding company of Aspen Pumps) since October 2020 and Bulb Topco Ltd (holding company of Energy Saving Lighting) since October 2021. Mr. Hall served as President of the British Plastics Federation and vice Chairman of the Construction Products Association, and has more than 20 years of experience in the building products industry. Mr. Hall holds a Bachelor of Science in Mechanical Engineering from Kingston University.

We believe Mr. Hall is qualified to serve on our Board of Directors based on his leadership and business experience; his track record as the Chief Executive Officer of Genuit; and his network of contacts in the industrial manufacturing and services industry.

Iain Humphries	Director since 2018

Iain Humphries, age 47, has served as our Chief Financial Officer and Secretary since November 2016 and a member of our Board of Directors since December 2018. Prior to joining CPH, Mr. Humphries was the Chief Financial Officer of Wood Group PSN Americas from 2013 to 2016, having joined Wood Group PLC in 2005. Mr. Humphries has spent over fifteen years working in various finance leadership roles based in the United States and has almost 25 years of international financial and management experience in the construction, oil & gas, power generation and public accounting sectors. He is a Chartered Accountant of the Institute of Chartered Accountants of Scotland (ICAS) and holds a 1st Class Honors Degree in Accounting & Finance from The Robert Gordon University located in Aberdeen, Scotland.

We believe that Mr. Humphries is qualified to serve on our Board of Directors based on his knowledge of the Company and his extensive international financial and managerial experience.

Our Board of Directors recommends that you vote FOR

the election of each of the Class I director nominees.

Directors Continuing in Office

In addition to the four directors nominated for election at the Annual Meeting, the following eight persons currently serve on our Board of Directors:

Class II Directors to serve until the 2023 Annual Meeting of Stockholders:

Brian Hodges	Director since 2018

Brian Hodges, age 68, has been a member of our Board of Directors since December 2018. Previously, Mr. Hodges served as a director of Industrea from July 2017 until December 2018. From August 1997 to December 2015, Mr. Hodges was the Managing Director and Chief Executive Officer of Bradken (ASX: BKN), an Australian public company and global manufacturer and supplier of steel products for the mining, transport, general industrial and contract manufacturing markets. During his tenure as chief executive of Bradken, Mr. Hodges guided Bradken through periods of considerable change and corporate activity with four different owners. Over the course of his career, he has gained considerable management and leadership experience in raw material production and processing, supply and logistics and steel manufacturing. Mr. Hodges holds a Bachelor of Chemical Engineering from the University of Newcastle.

We believe Mr. Hodges is qualified to serve on our Board of Directors based on his leadership and business experience; his track record as the managing director and Chief Executive Officer of Bradken; and his network of contacts in the industrial manufacturing and services industry.

Howard D. Morgan	Director since 2018

Howard D. Morgan, age 59, has been a member of our Board of Directors since December 2018. Previously, Mr. Morgan was Industrea's Chief Executive Officer and a director of Industrea from April 2017 until December 2018. Mr. Morgan is Managing Partner and Co-Founder of Argand, where he has also served as a Partner and member of its Management Committee and Investment Committee since September 2015. Prior to forming Argand, Mr. Morgan was the President of Castle Harlan from September 2014 to July 2015 and Co-President from August 2010 to September 2014. In addition, he served as chief executive officer and president of CHI Private Equity from February 2015 to July 2015. Until July 2015, Mr. Morgan was also a member of the board of directors and associated board committees of CHAMP. Mr. Morgan joined Castle Harlan in 1996. Previously, Mr. Morgan was a partner at The Ropart Group, a private equity investment firm, and began his career at Allen & Company, Inc. Mr. Morgan is currently on the advisory board of Oase Management GmbH since July 2018 and a Director of the Board of Directors for Brintons Carpets Limited. Mr. Morgan is a former director of over one dozen companies, including Shelf Drilling Inc. (OLS:SHLLF), Pretium Packaging, LLC, IDQ, Securus Technologies, Inc., Baker & Taylor Acquisitions Corp., Polypipe (now known as Genuit (LSE:GEN)), Austar United Communications Ltd. (former ASX), Norcast Wear Solutions, Inc., AmeriCast Technologies, Inc., Ion Track Instruments, Inc., Land ‘N’ Sea Distributing, Inc., Penrice Soda Products Pty. Ltd., Branford Chain, Inc. and various CHAMP entities. He is a director and past Chairman of the Harvard Business School Club of New York, Chairman of the Parkinson’s Foundation, a director of the Alexander Hamilton Institute and the World Press Institute, a director and Treasurer of the Friends of the Garvan Institute of Medical Research and a Trustee of the Naval War College Foundation. Mr. Morgan was a director and officer of the Harvard Business School Alumni Board from 2006 to 2011. He received his B.A. from Hamilton College in Mathematics and Government and his M.B.A. from the Harvard Business School.

We believe that Mr. Morgan is qualified to serve on our Board of Directors based on his extensive leadership and board experience; his track record as a Managing Partner and Co-Founder of Argand and as president of Castle Harlan; and his network of contacts in the industrial manufacturing and services industries.

John M. Piecuch	Director since 2018

John M. Piecuch, age 73, has been a member of our Board of Directors since December 2018. Mr. Piecuch is a retired ex-Chief Executive Officer of several successful cement and concrete manufacturing and construction companies, most recently serving as President and Chief Executive Officer of MMI Products, Inc., which, at the time, was the largest manufacturer of welded steel reinforcing products for concrete construction, from 2001 to 2006. From 1996 to 2001, Mr. Piecuch served as President and Chief Executive Officer of Lafarge Corporation, one of the largest construction materials companies in North America. He also served in various other senior executive positions with Lafarge Corporation and its parent entity, Lafarge S.A., from 1987 to 1996. From 1979 to 1986, Mr. Piecuch held various positions, including President of the Cement Division of National Gypsum Company. Mr. Piecuch currently serves as advisor and a director of JMP Construction Materials, LLC. Previously, Mr. Piecuch served as a director of Brundage-Bone from 2011 to 2014, including as Chairman of its compensation committee and a member of its audit committee. He also served as non-Executive Chairman of U.S. Concrete, Inc. from 2009 to 2010. Mr. Piecuch holds an M.B.A. and B.S.B.A., both in Finance, from the University of Akron.

We believe that Mr. Piecuch is qualified to serve on our Board of Directors based on his extensive experience advising similar companies and extensive directorship experience.

Raymond Cheesman	Director since 2018

Raymond Cheesman, age 62, has been a member of our Board of Directors since December 2018. Mr. Cheesman is a Senior Research Analyst at Anfield Capital Management LLC (“Anfield”) and member of the Investment Committee. Anfield is a registered investment advisor that serves as the advisor to the Anfield Universal Fixed Income Mutual Fund and the Anfield Universal Fixed Income ETF in addition to other vehicles. Mr. Cheesman has been with Anfield since September 2012. Prior to joining Anfield, Mr. Cheesman worked for Jefferies & Company for 17 years where he was a High Yield debt analyst for 10 years and then as an Investment Banker. During the last 5 years, Mr. Cheesman served as a Managing Director that was part of a team responsible for generating client relationships leading to over $30 billion of capital markets, mergers and acquisitions, advisory and restructuring transactions. Mr. Cheesman also previously worked at Bear Stearns & Company for three years concluding as a Managing Director in the High Yield Research Department where he was elected to the Institutional All-American Research Team in 1992. Prior to that Mr. Cheesman was a Senior Vice President for 6 years at Solomon Asset Management, a leading High Yield bond investment manager for Fortune 500 pension funds. Mr. Cheesman received his BBA in Finance from George Washington University.

We believe Mr. Cheesman is qualified to serve on our Board of Directors based on his business experience and strong background in finance.

Class III Directors to serve until the 2022 Annual Meeting of Stockholders:

Bruce Young	Director since 2018

Bruce Young, age 62, has been a member of our Board of Directors since December 2018. Mr. Young joined Brundage-Bone in 1985 and was appointed as the Chief Executive Officer of the Company in 2008. Prior to that, Mr. Young managed the concrete pumping operations for Brundage-Bone from 2001 to 2008. Mr. Young has also served as Chief Executive Officer of Eco-Pan since its founding in 1999. Mr. Young started his career in the concrete pumping industry in 1980 with O’Brien Concrete Pumping, eventually moving on to start his own concrete pumping company.

We believe that Mr. Young is qualified to serve on our Board of Directors based on his historic knowledge of Brundage-Bone and his extensive industry experience.

M. Brent Stevens	Director since 2018

M. Brent Stevens, age 61, has been a member of our Board of Directors since December 2018. Mr. Stevens is the founder and Manager of Peninsula Pacific, a private investment fund focused on control investments in the gaming, consumer and industrial sectors. In connection with serving as Manager of Peninsula Pacific Mr. Stevens served as the Chairman and Chief Executive Officer of Peninsula Gaming, LLC, a company which he founded in 1997 and sold to Boyd Gaming Corporation in 2012. From 1990 through 2010, Mr. Stevens worked in the investment banking group of Jefferies & Company, holding various positions, most recently as an Executive Vice President and Head of Capital Markets. He also served as a member of Jefferies’ Executive Committee. Mr. Stevens received his B.A. in Accounting from the University of Southern California and holds an M.B.A. from the Wharton School at the University of Pennsylvania.

We believe Mr. Stevens is qualified to serve on our Board of Directors based on his business experience and strong background in finance.

Tom Armstrong	Director since 2021

Tom Armstrong, age 68, has been a member of our Board of Directors since April 2021. Mr. Armstrong is the owner of TKA Investments, LLC, a business advisory service.  Since 2016, Mr. Armstrong has been a board member of Sigma Electric, Inc. Mr. Armstrong was President and Chief Operating Officer of Engineered Products at Bradken, a U.S. subsidiary of Bradken Ltd. (BKN, ASX). He joined Bradken as part of the AmeriCast Technologies’ acquisition in 2008 where he was the President since 2003. Prior to AmeriCast’s formation in 2003, Mr. Armstrong served as Chairman and CEO of Atchison Casting Corporation in Atchison, Kansas.  Previously he held several positions at Texas Steel Company, including President, and served as the President of the Steel Founders’ Society of America.  Mr. Armstrong has a Bachelor’s Degree in Industrial and Systems Engineering from Georgia Tech.

We believe Mr. Armstrong is qualified to serve on our Board of Directors based on his leadership and business experience; his track record as the Chief Operating Officer of Bradken; and his network of contacts in the industrial manufacturing and services industry.

Ryan Beres	Director since 2021

Ryan Beres, age 31, has been a member of our Board of Directors since April 2021, is a Vice President of Argand Partners, LP (“Argand”) and a member of the Board of Directors for Brintons Carpets Limited. Prior to his membership on our Board of Directors, he served as a board observer of the Company from December 2018 until April 2021. Previously, Mr. Beres was an Investment Banking Analyst at Goldman Sachs in New York, where he focused on mergers and acquisitions and capital market transactions across a variety of industries including power, energy, chemicals and metals & mining. Mr. Beres graduated cum laude from Hamilton College with a B.A. in Mandarin Chinese and a minor in Government.

We believe Mr. Beres is qualified to serve on our Board of Directors based on his business experience, knowledge of the Company, and strong background in finance.

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF BDO USA LLP AS

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR 2022 FISCAL YEAR

The Audit Committee has appointed BDO USA, LLP (“BDO”) to serve as our independent registered public accounting firm for our 2022 fiscal year and is soliciting your ratification of that appointment. BDO has served as our independent registered public accounting firm since 2018.

The Audit Committee has responsibility for appointing our independent registered public accounting firm and stockholder ratification is not required; however, as a matter of good corporate governance, the Audit Committee is soliciting your vote on this proposal. If the appointment of BDO is not ratified by the stockholders, the Audit Committee may appoint another independent registered public accounting firm or may decide to maintain its appointment of BDO. Even if the appointment is ratified, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm.

Representatives of BDO are expected to be present at the Annual Meeting to make a statement, if they choose, and to respond to appropriate questions.

Our Audit Committee and Board of Directors unanimously recommend that you vote FOR the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for our 2022 fiscal year.

AUDIT RELATED MATTERS

Audit Fees

The following table shows the fees for professional services rendered to us by BDO for services in respect of the years ended 2021 and 2020.

	2021	2020
Audit Fees(1)	$923,796	$869,219
Audit-Related Fees(2)	-	-
Tax Fees(3)	20,422	-
All Other Fees(4)	-	-
Total	$944,218	$869,219

(1)

“Audit Fees” include fees and expenses billed for the audit of our consolidated financial statements, services provided in connection with statutory audits, and fees for services provided in connection with debt offerings, comfort letters and consents and review of registration statements.

(2)

“Audit-Related Fees” include fees billed for services that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under the caption “Audit Fees.” These fees also include services for due diligence on acquisitions and divestitures.

(3)	“Tax Fees” include fees billed for services that are related to tax compliance and advice, including international tax consulting.

(4)	BDO did not provide any “other services” during the period.

Pre-Approval Policies and Procedures

The Audit Committee has sole authority to engage and determine the compensation of our independent registered public accounting firm. The Audit Committee also is directly responsible for evaluating the independent registered public accounting firm, reviewing and evaluating the lead partner of the independent registered public accounting firm and overseeing the work of the independent registered public accounting firm. The Audit Committee annually pre-approves services to be provided by BDO, and also considers and is required to pre-approve the engagement of BDO for the provision of other services during the year. For each proposed service, the independent registered public accounting firm is required to provide detailed supporting documentation at the time of approval to permit the Audit Committee to make a determination as to whether the provision of such services would impair the independent registered public accounting firm’s independence, and whether the fees for the services are appropriate.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors with its oversight responsibilities regarding the Company’s financial reporting process. The Company’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements and the reporting process, including the Company’s accounting policies, internal audit function, internal control over financial reporting and disclosure controls and procedures. BDO USA, LLP, the Company’s independent registered public accounting firm, is responsible for performing an audit of the Company’s financial statements.

With regard to the fiscal year ended October 31, 2021, the Audit Committee (i) reviewed and discussed with management our audited consolidated financial statements as of October 31, 2021, and for the fiscal year then ended; (ii) discussed with BDO USA, LLP the matters required by PCAOB AS Section 1301, Communications with Audit Committees; (iii) received the written disclosures and the letter from BDO USA, LLP required by applicable requirements of the PCAOB regarding BDO USA, LLP’s communications with the Audit Committee regarding independence; and (iv) discussed with BDO USA, LLP their independence.

Based on the review and discussions described above, the Audit Committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2021, for filing with the Securities and Exchange Commission.

The Audit Committee:

John M. Piecuch (Chair)

Raymond Cheesman

Tom Armstrong

MANAGEMENT

The following table provides information regarding our executive officers, including their ages, as of the date of filing of this Proxy Statement:

Name	Age	Position
Bruce Young	62	Chief Executive Officer and Director
Iain Humphries	47	Chief Financial Officer and Director

Mr. Young and Mr. Humphries’s biographical information is disclosed above in the section entitled “Proposal One: Election of Directors.”

EXECUTIVE COMPENSATION

This section discusses the material components of the executive compensation program for the Company’s executive officers who are named in the “Summary Compensation Table” below. In fiscal year 2021, the Company’s “named executive officers” or “NEOs” and their positions were as follows:

●	Bruce Young, Chief Executive Officer; and

●	Iain Humphries, Chief Financial Officer.

The Company’s NEOs are employed by, and receive cash compensation and employee benefits from Brundage-Bone Concrete Pumping, Inc. (“Brundage-Bone”), a wholly-owned subsidiary. For purposes of this discussion, references to cash compensation paid and employee benefits provided by the Company include the cash compensation and employee benefits paid or provided by Brundage-Bone.

Summary Compensation Table

The following table sets forth information concerning the compensation of the Company’s named executive officers for the Company’s fiscal years ending 2021 and 2020.

Name and Principal Position	Year	Salary	Stock Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total
Bruce Young	2021	$517,464	$-	$318,300	$29,176	$864,940
Chief Executive Officer	2020	$500,000	$598,399	$307,200	$29,192	$1,434,791
Iain Humphries	2021	$348,630	$-	$185,000	$27,488	$561,119
Chief Financial Officer	2020	$320,000	$45,721	$194,700	$27,323	$587,744

(1)

Amounts reflect the full grant-date fair value of restricted stock of the Company’s common stock during each year presented, calculated in accordance with FASB ASC Topic 718. No such awards were granted during fiscal year 2021. However, on October 29, 2020, certain outstanding stock awards granted to the NEOs, were modified. As such, the incremental fair value increase was included in this column for fiscal 2020. For a discussion of the assumptions used to calculate the value of restricted stock awards, see Note 15 of the Company’s consolidated financial statements included in its Annual Report on Form 10-K for the year ended October 31, 2021.

(2)

Amounts for each year represent the cash bonuses earned by the Company’s named executive officers during fiscal year 2021 and 2020, respectively. The terms of such cash bonuses are described following this table.

(3)	Amounts under the “All Other Compensation” column consist of the following for fiscal years 2021 and 2020:
a.	For Mr. Young, for fiscal year 2021, $24,000 for a car allowance and $5,176 in Company matching 401(k) contributions on his behalf, and fiscal year 2020, $24,000 for a car allowance and $5,192 in Company matching 401(k) contributions on his behalf.
b.	For Mr. Humphries, for fiscal year 2021, $24,000 for a car allowance and $3,488 in Company matching 401(k) contributions on his behalf, and for fiscal year 2020, $24,000 for a car allowance and $3,323 in Company matching 401(k) contributions on his behalf.

Narrative to Summary Compensation Table

Base Salaries

The NEOs receive base salaries to compensate them for services rendered to the Company. The base salary payable to each NEO is intended to provide a fixed component of compensation commensurate with the executive’s seniority, skill set, experience, role and responsibilities.

The actual base salaries paid to the NEOs during 2021 and 2020 are set forth in the Summary Compensation Table above.

Annual Bonuses

For both fiscal years 2021 and 2020, Messrs. Young and Humphries were eligible to earn annual cash bonuses targeted at 60% and 50%, respectively, of their base salaries.

Each NEO was eligible to earn his bonus based on the attainment of company and individual performance metrics established by the Company’s Board. Messrs. Young and Humphries became entitled to receive cash bonuses equal to their respective target bonus amounts based on the attainment of company and individual performance metrics during fiscal years 2021 and 2020. The actual annual cash bonuses awarded to each NEO for fiscal years 2021 and 2020 performance are set forth above in the Summary Compensation Table in the column entitled “Non-Equity Incentive Plan Compensation.”

Equity Compensation

From time to time, the Company may grant equity to our NEOs pursuant to the Concrete Pumping Holdings, Inc. 2018 Omnibus Incentive Plan (the "2018 Plan"); however, none of the NEOs received grants of stock awards during fiscal years 2021and 2020.

As reflected in the Summary Compensation Table above, on October 29, 2020, certain outstanding stock awards granted to the NEOs, were modified. Pursuant to an offer to exchange, Messrs. Young and Humphries surrendered certain market-based vesting share awards in exchange for new market-based vesting share awards. The surrendered eligible restricted share awards had price vesting targets of $13.00 per share, $16.00 per share or $19.00 per share and the new restricted share awards have reduced price vesting targets of $6.00 per share, $8.00 per share or $10.00 per share and with a reduced number of performance vesting shares determined by a 2-for-1 exchange ratio. This modification exchange resulted in a reduction of 630,830 shares of restricted stock for Mr. Young and 347,173 shares of restricted stock for Mr. Humphries. In addition, the Compensation Committee and the Board of Directors amended the vesting terms of certain other outstanding awards for Messrs. Young and Humphries under the 2018 Plan effective October 29, 2020. See the "Outstanding Equity Awards at Fiscal Year-End" section below for further details.

Perquisites and Other Benefits

Like all employees, the Company's named executive officers are eligible to participate in various employee benefit plans, including medical, dental, and vision care plans, health savings accounts for health and dependent care, life, accidental death and dismemberment, disability, and travel insurance, survivor income benefit, employee assistance programs (e.g., confidential counseling), and paid time off.

In addition, the Company maintains a 401(k) retirement savings plan for its employees located in the United States, including its NEOs located in the United States, who satisfy certain eligibility requirements. The NEOs are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. The Company believes that providing a vehicle for tax-deferred retirement savings though the 401(k) plan adds to the overall desirability of its compensation package and further incentivizes employees, including the NEOs, in accordance with its compensation policies.

As part of their compensation packages, Messrs. Young and Humphries are entitled to company payment of a car allowance equal to $2,000 per month.

No Additional Executive Benefit Plans

Since we do not generally differentiate the benefits we offer our NEOs from the benefits we offer other employees, we do not maintain any benefit plans that cover only select NEOs. We also do not maintain any executive retirement programs such as executive pension plans or supplemental executive retirement plans.

No Tax Gross-Up Obligations

The Company has no obligation to make tax gross-up or similar payments to or in respect of amounts that may become payable to any of the NEOs or their other employees, including but not limited to any such gross-up obligations with respect to any amounts deemed to constitute “excess parachute payments” under Internal Revenue Code Section 280G.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each NEO as of October 31, 2021.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) (Exercisable)(1)	Number of Securities Underlying Unexercised Options (#) (Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised and Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested ($)(6)
Bruce Young	736,810	-	-	$0.87	February 5, 2025
						220,810	(2)	$1,898,966
						185,684	(3)	$1,596,882
						185,684	(4)	$1,596,882
									185,683	(5)	$1,596,874
Iain Humphries	249,287	-	-	$6.09	March 7, 2026
						136,4961	(2)	$1,173,565
						113,845	(3)	$979,067
						113,845	(4)	$979,067
									113,845	(5)	$979,067

(1)	Represents incentive stock options, which became fully vested as of December 6, 2018.
(2)

For Mr. Young this includes 73,602 time-based restricted stock awards that vested on December 6, 2021 and 147,208 time-based restricted stock awards that will vest in two equal installments on December 6, 2022 and December 6, 2023. For Mr. Humphries, this includes 45,486 time-based restricted stock awards that vested on December 6, 2021 and 90,975 time-based restricted stock awards that will vest in two equal installments on December 6, 2022 and December 6, 2023.

(3)	These shares of restricted stock had a $6 market condition price target that was achieved on March 29, 2021 and will vest in three equal installments on March 29, 2022, March 29, 2023 and March 29, 2024.
(4)	These shares of restricted stock had a $8 market condition price target that was achieved on August 23, 2021 and will vest in three equal installments on August 23, 2022, August 23, 2023 and August 23, 2024.
(5)	These shares of restricted stock will become available for vesting in three equal annual installments if the closing price of the common stock equals or exceeds $10.00 per share for 30 consecutive trading days.
(6)	Market value of unvested shares of restricted stock based on closing price of the Company’s common stock on the Nasdaq Global Market of $8.60 per share on October 31, 2021.

Executive Employment Agreements

Brundage-Bone previously entered into executive employment agreements with Messrs. Young and Humphries, which became effective as of August 18, 2014, and December 1, 2016, respectively. The material terms of the executive employment agreements are described in more detail below.

Pursuant to the employment agreements, Mr. Young serves as Chief Executive Officer and President and Mr. Humphries serves as Chief Financial Officer. Each employment agreement has an initial one-year term, subject to automatic one-year renewals thereafter, unless either party provides at least ninety days’ prior written notice of non-renewal.

The employment agreements provide for Messrs. Young and Humphries to receive annual base salaries which, as of October 31, 2021, were equal to $530,500 and $370,000 respectively. Each employment agreement provides for the applicable NEO’s eligibility to participate in employee benefit plans, programs and arrangements provided to Brundage-Bone’s similarly-situated executives generally. In addition, the employment agreements provide that Messrs. Young and Humphries are eligible to receive annual cash bonuses targeted at 60% and 50%, respectively, of their respective annual base salaries, based on the attainment of pre-established company and individual performance metrics. In addition, each employment agreement provides company payment of a car allowance equal to $24,000 annually for Messrs. Young and Humphries.

Under their employment agreements, upon a termination of the applicable NEO’s employment without “cause,” due to the applicable NEO’s resignation for “good reason” (each such term as defined in the applicable employment agreement) or due to Brundage-Bone’s non-renewal of the employment term, subject to the applicable NEO’s timely execution and non-revocation of a general release of claims, the NEO will be eligible to receive (1) twelve months of continued payment of base salary, (2) a pro rata portion of the NEO’s annual bonus for the year of termination and (3) company-subsidized healthcare continuation coverage for up to twelve months following termination. In addition, upon a termination of the applicable NEO’s employment due to his death or disability, subject to the applicable NEO’s (or the NEO’s estate’s) timely execution and non-revocation of a general release of claims, the NEO will be eligible to receive a pro rata portion of his annual bonus for the year of termination.

The employment agreements also contain certain confidentiality, nondisclosure and non-disparagement provisions effective during and after employment, as well as non-competition and non-solicitation restrictions that are effective during the applicable NEO’s employment with Brundage-Bone and for twelve months thereafter.

Equity Award Plans

The stockholders of the Company approved the Concrete Pumping Holdings, Inc. 2018 Omnibus Incentive Plan (the “2018 Plan”) in December 2018. The material terms of the 2018 Plan are summarized below.

The 2018 Plan

Purpose; Types of Awards.   The purpose of the 2018 Plan is (i) to encourage profitability and growth through short-term and long-term incentives that are consistent with the Company’s objectives; (ii) to give its participants an incentive for excellence in individual performance; (iii) to promote teamwork among its participants; and (iv) to give us a significant advantage in attracting and retaining key employees, directors, and consultants.

To accomplish this purpose, the 2018 Plan permits the granting of awards in the form of incentive stock options within the meaning of Section 422 of the Code, non-qualified stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units, performance based awards (including performance shares, performance units and performance bonus awards), and other stock-based or cash-based awards.

Shares Subject to the 2018 Plan.   A total of 7,700,000 shares of common stock were originally reserved for issuance under the 2018 Plan. Effective October 29, 2020, the Board of Directors of the Company amended the 2018 Plan to reduce the number of shares reserved and available for issuance under the 2018 Plan by 2,885,382 shares from 7,700,000 shares to 4,814,618 shares. Approximately 0.2 million of such shares remain to be granted as of the date of this Proxy Statement. The maximum number of shares that may be issued pursuant to options intended to be incentive stock options is 4,814,618 shares of common stock. The 2018 Plan limits non-employee director compensation, including cash fees and incentive equity awards (based on their grant-date fair value), to a maximum of $450,000 per fiscal year in respect of their service as non-employee directors. If an award granted under the 2018 Plan is forfeited, canceled, settled, or otherwise terminated without a distribution of shares to a participant, the shares of common stock underlying that award will again become available for re-issuance under the 2018 Plan. However, none of the following shares will be available for re-issuance under the 2018 Plan: (i) shares delivered to or withheld to pay withholding taxes, (ii) shares used to pay the exercise price of an option, or (iii) shares subject to any exercised stock-settled SARs. Any substitute awards, including all incentive stock options of the Company that were converted at the Closing into fully-vested incentive stock options to acquire shares of the Company’s common stock, shall not reduce the shares authorized for grant under the 2018 Plan.

Administration of the 2018 Plan.   The 2018 Plan will be administered by the plan administrator, which will be comprised of the Board or a committee thereof designated by the Board. The plan administrator has the power to determine the terms of the awards granted under the 2018 Plan, including the exercise price, the number of shares subject to each award, and the exercisability of the awards. The plan administrator also has the power to determine the persons to whom and the time or times at which awards will be made and to make all other determinations and take all other actions advisable for the administration of the 2018 Plan.

Participation.   Participation in the 2018 Plan will be open to employees, non-employee directors and consultants of the Company or its affiliates, who have been selected as eligible recipients under the 2018 Plan by the plan administrator. Awards of incentive stock options, however, shall be limited to employees of the Company or certain of its affiliates.

Types of Awards.   The types of awards that may be made under the 2018 Plan are described below. All of the awards described below are subject to the conditions, limitations, restrictions, vesting and forfeiture provisions determined by the plan administrator, subject to certain limitations provided in the 2018 Plan.

Performance-Based Awards.   We may grant awards, the vesting of which is conditioned on satisfaction of certain performance criteria. Such performance-based awards may include performance-based restricted stock, restricted stock units or any other types of awards authorized under the 2018 Plan.

Performance Goals.   If the plan administrator determines that the vesting of an award granted to a participant will be subject to the attainment of one or more performance goals, such performance goals may be based on any one or more of the following (or such other performance criteria as the plan administrator may determine): earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; net operating profit after tax; cash flow; revenue; net revenues; sales; days sales outstanding; scrap rates; income; net income; operating income; net operating income, operating margin; earnings; earnings per share; return on equity; return on investment; return on capital; return on assets; return on net assets; total stockholder return; economic profit; market share; appreciation in the fair market value, book value or other measure of value of the Company’s common stock; expense/cost control; working capital; volume/production; new products; customer satisfaction; brand development; employee retention or employee turnover; employee satisfaction or engagement; environmental, health, or other safety goals; individual performance; strategic objective milestones; days inventory outstanding; or, as applicable, any combination of, or a specified increase or decrease in, any of the foregoing.

Restricted Stock.   A restricted stock award is an award of shares of common stock that vest in accordance with the terms and conditions established by the plan administrator and set forth in the applicable award agreement. Unless otherwise determined by the plan administrator in its sole discretion, a sole participant will be entitled to vote shares of restricted stock. The plan administrator will determine and set forth in the award agreement whether the participant will be entitled to receive dividends on such shares.

Restricted Stock Units.   A restricted stock unit is a right to receive shares of common stock (or their cash equivalent) at a specified date in the future, subject to forfeiture of such right. If the restricted stock unit has not been forfeited, then on the date specified in the restricted stock unit grant, the Company must deliver to the holder of the restricted stock unit unrestricted shares of common stock (or their cash equivalent).

Non-Qualified Stock Options.   A non-qualified stock option entitles the recipient to purchase shares of the Company’s common stock at a fixed exercise price, which purchase may be conditioned on vesting in accordance with terms and conditions established by the plan administrator and set forth in an applicable award agreement. The exercise price per share will be determined by the plan administrator, but such price will generally not be less than 100% of the fair market value of a share of the Company’s common stock on the date of grant. Fair market value will generally be the closing price of an ordinary share on Nasdaq on the date of grant. Non-qualified stock options under the 2018 Plan generally must be exercised within ten years from the date of grant. A non-qualified stock option is an option that does not meet the qualifications of an incentive stock option as described below.

Incentive Stock Option.   An incentive stock option is a stock option that entitles the recipient to purchase shares of the Company’s common stock at a fixed exercise price and further meets the requirements of Section 422 of the Code. The recipient’s purchase of shares under an incentive stock option may be conditioned on vesting in accordance with terms and conditions established by the plan administrator and set forth in an applicable award agreement. Incentive stock options may be granted only to employees of the Company and certain of its affiliates. The exercise price per share of an incentive stock option must not be less than 100% of the fair market value of a share of the Company’s common stock on the date of grant, and the aggregate fair market value of shares underlying incentive stock options that are exercisable for the first time by a participant during any calendar year (based on the applicable exercise price) may not exceed $100,000. No incentive stock option may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of the Company’s total combined voting power or that of any of the Company’s affiliates unless (i) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (ii) the term of the incentive stock option does not exceed five years from the date of grant.

Stock Appreciation Rights.   A SAR entitles the holder to receive an amount equal to the difference between the fair market value of a share of the Company’s common stock on the exercise date and the exercise price of the SAR (which generally may not be less than 100% of the fair market value of a share of the Company’s common stock on the grant date), multiplied by the number of shares of common stock subject to the SAR (as determined by the plan administrator).

Other Stock-Based Awards.   We may grant or sell to any participant unrestricted common stock, dividend equivalent rights and/or other awards denominated in or valued by reference to our common stock under the 2018 Plan. A dividend equivalent is a right to receive payments, based on dividends with respect to shares of the Company’s common stock.

Other Cash-Based Awards.   We may grant cash awards under the 2018 Plan, including cash awards as a bonus or based upon the attainment of certain performance goals.

Equitable Adjustments.   In the event of a merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event, extraordinary dividend, stock split or reverse stock split, combination or exchange of shares, or other change in corporate structure or payment of any other distribution, the maximum number and kind of shares of the Company’s common stock reserved for issuance or with respect to which awards may be granted under the 2018 Plan will be adjusted to reflect such event, and the plan administrator will make such adjustments as it deems appropriate and equitable in the number, kind and exercise price of shares of the Company’s common stock covered by outstanding awards made under the 2018 Plan, and in any other matters that relate to awards and that are affected by the changes in the shares referred to in this section.

Change in Control.   In the event of any change in control (as defined in the 2018 Plan), the plan administrator will take any action as it deems appropriate and equitable to effectuate the purposes of the 2018 Plan and to protect the participants who hold outstanding awards under the 2018 Plan, which action may include, without limitation, the following: (i) the continuation of any award, if the Company is the surviving corporation; (ii) the assumption of any award by the surviving corporation or its parent or subsidiary; (iii) the substitution by the surviving corporation or its parent or subsidiary of equivalent awards for any award, provided, however, that any such substitution shall occur in accordance with the requirements of Section 409A of the Code; or (iv) settlement of any award for the change in control price (less, to the extent applicable, the per share exercise or grant price), or, if the per share exercise or grant price equals or exceeds the change in control price or if the plan administrator determines that the award cannot reasonably become vested pursuant to its terms, such award shall terminate and be canceled without consideration.

Amendment and Termination.   The plan administrator may alter, amend, modify, or terminate the 2018 Plan at any time, provided that the approval of our stockholders will be sought for any amendment to the 2018 Plan that requires stockholder approval under the rules of the stock exchange(s) on which the Company’s common stock is then listed or in accordance with other applicable law, including, but not limited to, an increase in the number of shares of the Company’s common stock reserved for issuance, a reduction in the exercise price of options or other entitlements, an extension of the maximum term of any award, or an amendment that grants the plan administrator additional powers to amend the 2018 Plan. In addition, no modification of an award will, without the prior written consent of the participant, adversely alter or impair any rights or obligations under any award already granted under the 2018 Plan, unless the plan administrator expressly reserved the right to do so at the time of the award.

Equity Compensation Plan Information

This table contains information as of October 31, 2021 about the Company’s equity compensation plans, all of which have been approved by the Company’s stockholders.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation plans (Excluding Securities Reflected in the First Column) (#)
Equity compensation plans approved by stockholders	1,684,193	(1)	$1.63	384,544	(2)
Equity compensation plans not approved by stockholders	-		-	-
Total	1,684,193		1.63	384,544

(1)	Consists of (i) 1,210,455 of ISOs and (ii) 473,738 of non-qualified stock options.
(2)	A total of 4,814,618 shares of common stock remain reserved for issuance under the 2018 Plan, as amended. This amount is made up of 4,430,074 outstanding awards and 384,544 shares reserved for future issuance as of October 31, 2021.

Ownership BY Certain Beneficial Owners and Management

The following table sets forth information known to the Company regarding beneficial ownership of Company common stock as of February 22, 2022 by:

●	Each person known by the Company to be the beneficial owner of more than 5% of outstanding Company common stock;
●	Each of the Company’s executive officers, directors and director nominees; and
●	All executive officers and directors of the Company as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Common stock issuable upon exercise of options or warrants currently exercisable or exercisable within 60 days are deemed outstanding solely for purposes of calculating the percentage of class and percentage of total voting power of the beneficial owner thereof.

The beneficial ownership of common stock of the Company is based on 56,749,473 shares of Company common stock issued and outstanding as of February 22, 2022.

Unless otherwise indicated, the Company believes that each person named in the table below has sole voting and investment power with respect to all shares of Company common stock beneficially owned by them.

Directors and Officers(1)	Number of Shares Beneficially Owned	Percentage of Outstanding Common Stock
Bruce Young (2)	2,413,386	4.2%
Iain Humphries (3)	827,480	1.5%
Heather Faust (5)	-	0.0%
David Hall (4)	37,285	*
Brian Hodges (4)	52,085	*
Howard Morgan (5)	-	0.0%
John Piecuch	21,590	*
M. Brent Stevens (6)	11,802,430	20.8%
Raymond Cheesman	-	0.0%
Tom Armstrong (4)	37,285	*
Ryan Beres	-	0.0%
Stephen Alarcon	38,500	*
All Executive Officers and Directors as a Group (12 individuals)	15,230,041	26.4%

Greater than 5% Stockholders
CFLL Holdings, LLC(5)	15,477,138	27.3%
Owl Creek Asset Management, L.P.(8)	5,849,470	9.8%
BBCP Investors, LLC(7)	11,005,275	19.4%

*Less than 1%

(1)

Except as described in the footnotes below and subject to applicable community property laws and similar laws, the Company believes that each person listed above has sole voting and investment power with respect to such shares. Unless otherwise indicated, the business address of each of the entities, directors and executives in this table is 500 E. 84th Avenue, Suite A-5, Thornton, Colorado 80229.

(2)	Interests held consist of (i) 704,259 unvested restricted shares granted on April 10, 2019, (ii) 736,810 options to purchase 736,810 shares of Company common stock, and (iii) an aggregate 972,317 shares of Company common stock, including 200,000 shares of Company common stock that were purchased from the underwriters in connection with the Company’s public offering of shares in May 2019.
(3)

Interests shown include (i) 432,510 restricted shares granted on April 10, 2019, (ii) 249,287 options to purchase 249,287 shares of Company common stock, and (iii) 145,683 shares of Company common stock.

(4)

In addition to any open market purchases, interests shown include (i) 28,750 shares of Company common stock converted from 28,750 founder shares at the Closing and (ii) 8,535 shares of Company common stock issued in exchange for 55,500 private placement warrants in connection with the Offer and Consent Solicitation.

(5)

Interests held by CFLL Holdings, LLC consist of (i) 4,403,325 shares of Company common stock, which were converted from founder shares at the Closing, (ii) 1,664,500 shares of Company common stock issued in exchange for 10,822,500 private placement warrants in connection with the Company’s Offer and Consent Solicitation in April 2019, and (iii) an aggregate 9,409,313 shares of Company common stock, including 1,625,000 shares of Company common stock that were purchased from the underwriters in connection with the Company’s public offering of shares in May 2019. Argand Partners, LP (“Argand”) is the manager of CFLL Holdings, LLC. CFLL Holdings, LLC is 100% owned by funds managed by Argand. Investment decisions made by Argand require the unanimous approval of its investment committee, which is comprised of Mr. Morgan, Ms. Faust and Tariq Osman. Exit decisions require a majority vote. The business address of Argand is 28 West 44th Street, Suite 501, New York, New York 10036.

(6)	Interests shown consist of (i) 797,155 shares of Company common stock held directly by Mr. Stevens and (ii) 11,005,275 shares of Company common stock held by BBCP Investors, LLC (“BBCP”). BBCP is wholly owned by PGP Investors, LLC (“PGP”). Mr. Stevens is the Manager of PGP, and as such, may be deemed to beneficially own the shares held by BBCP. Mr. Stevens disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein. The address of the business office of BBCP and PGP is 10250 Constellation Boulevard, Suite 2230, Los Angeles, CA 90067.

(7)	Interests shown consist of 11,005,275 shares of Company common stock held by BBCP. The address of the business office of BBCP is 10250 Constellation Boulevard, Suite 2230, Los Angeles, CA 90067.
(8)	According to a Schedule 13G/A filed with the SEC on February 10, 2022, the interests shown consist of (i) 2,754,944 shares of Company common stock and (ii) 3,094,526 shares of Company common stock underlying public warrants. The warrants are subject to a 9.8% Blocker and cannot be exercised to the extent that it would cause the beneficial ownership percentage to rise about the 9.8% noted. The address of the business office of the Owl Creek Asset Management, L.P. is 640 Fifth Avenue, 20th Floor, New York, New York 10019.

Preferred Stock

As of February 22, 2022, there were 2,450,980 shares of the Company’s Series A Zero-Dividend Convertible Perpetual Preferred Stock (“Series A Preferred Stock”) issued and outstanding, which are convertible into shares of the Company’s common stock. As of February 22, 2022, Nuveen Alternatives Advisors, LLC owned all issued and outstanding shares of our Series A Preferred Stock.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our executive officers and directors, among others, to file an initial report of ownership of our common stock on Form 3 and reports of changes in ownership on Form 4 or Form 5. The Company believes, based solely on a review of forms filed with the SEC and on written representations from reporting persons, that one transaction required to be filed under Section 16(a) was not timely filed during the fiscal year ended October 31, 2021. The Form 4 required to be filed by Bruce Young relating to the tax withholding of shares of the Company’s common stock in connection with the vesting of certain of his restricted share awards was not timely filed, but was filed on December 16, 2021. In addition, the Form 3s for each of Ryan Beres, Stephen Alarcon and Thomas Armstrong, reporting their respective beneficial ownership upon being named a Section 16 officer were not timely filed, but were filed on July 16, 2021.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following is a description of transactions since October 31, 2019 to which we were a party in which (i) the amount involved exceeded or will exceed the lesser of $120,000 or one percent (1%) of our average total assets at year end for the last two completed fiscal years and (ii) any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, any of the foregoing persons, who had or will have a direct or indirect material interest.

Settlement of Demand Letter with the Company’s Prior Shareholders

The Company received a demand letter (the “Demand Letter”) on March 31, 2020 from PGP, solely in its capacity as the Holder Representative (as defined in that certain Agreement and Plan of Merger, dated as of September 7, 2018, by and among certain parties including the Company and PGP (the “Merger Agreement”)) asserting that, pursuant to the Merger Agreement, the Company was required to apply for and pay to the predecessor company’s shareholders (collectively, the “Pre-Closing Holders”) approximately $4,300,000 in tax refunds it received from carrying back certain net operating losses (“NOLs”) that it was permitted to carry back to previous taxable years as a result of changes in law arising from the Coronavirus Aid, Relief, and Economic Security Act that was enacted on March 27, 2020 (the “CARES Act”).

On October 30, 2020, the Company entered into a Settlement Agreement and Release (the “Settlement Agreement”) with PGP, in its capacity as the Holder Representative, which settled certain of the Holder Representative’s claims relating to the proceeds of any federal pre-closing tax refund attributable to NOL carrybacks as well as certain counterclaims relating to indemnification made by the Company against the Pre-Closing Holders pursuant to the terms of the Merger Agreement. Pursuant to the terms of the Settlement Agreement, the Company agreed to settle such claims by paying the Pre-Closing Holders an aggregate amount estimated to be approximately $2,150,000 (depending on the actual amount of pre-closing tax refunds received by the Company, and assuming the Company’s CEO and CFO elect to waive the portion of the settlement amount relating to carrying back the NOLs that would have been owed to them as Pre-Closing Holders). As a result of tax refunds received from NOL carrybacks as of October 31, 2020, the Company has paid approximately $1.5 million to the Pre-Closing Holders.  The remaining amounts due are expected to be paid to the Pre-Closing Holders as and when the Company receives the outstanding tax refunds.

Eco-Pan Facility Lease

Eco-Pan leases its facility in Pacific, Washington from an investor group in which Bruce Young, the Company’s Chief Executive Officer, holds an approximately 25% interest. The “triple net” lease provides for monthly rent of approximately $9,000, and the lease expires on August 31, 2023, with the term automatically extended to August 31, 2028 unless Eco-Pan notifies the landlord prior to August 31, 2022 of its intent not to occupy the facility after the initial term.

Camfaud Lease

Camfaud leases its facility in Essex, England from a trust the trustees of which include Tony Faud, the Company’s Managing Director — U.K., and members of his family. The lease provides for annual rent of £207,000, and the lease expires on September 29, 2022.

Employment Arrangements

Mark Young, a son of Bruce Young, is employed by Brundage-Bone as General Manager of Concrete Pumping Operations and for the fiscal year 2021, Mark Young’s salary was $278,846. Mark Young also received a bonus of $172,300, and a car allowance of $12,000.

Brett Young, a son of Bruce Young, is employed by Brundage-Bone as Seattle Branch Manager and for the fiscal year 2021, Brett Young’s salary was $155,000. Brett Young also received a bonus of $46,200, and a car allowance of $12,000.

MISCELLANEOUS

Stockholder Proposals for the 2023 Annual Meeting of Stockholders

In accordance with Rule 14a-8 of the Exchange Act (“Rule 14a-8”), any proposal of a stockholder intended to be included in our proxy statement for the 2023 Annual Meeting must be received by us no later than October 31, 2022, unless the date of our 2023 Annual Meeting of Stockholders is more than 30 days before or after April 14, 2023, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials.

A stockholder nomination of a person for election to our Board of Directors or a proposal for consideration at our 2023 Annual Meeting not intended to be included in our proxy statement pursuant to Rule 14a-8 must be submitted in accordance with the advance notice procedures and other requirements set forth in our Bylaws. Pursuant to our Bylaws, if a stockholder wishes to present such a nomination or proposal for consideration at an Annual Meeting, he or she must deliver written notice of the proposal to our Corporate Secretary no later than the close of business on the 90th day, nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s Annual Meeting. For our 2023 Annual Meeting, this notice must be received no earlier than the close of business on December 15, 2022, and no later than the close of business on January 13, 2023.

You should also review our Bylaws, which contain additional requirements about advance notice of and procedures for director nominations and stockholder proposals. All nominations and proposals should be sent to our corporate office and directed to our Corporate Secretary, Concrete Pumping Holdings, Inc., 500 E. 84th Avenue, Suite A-5, Thornton, Colorado 80229.

Expenses of Soliciting Proxies

Certain of our officers and employees may solicit proxies by mail, telephone, fax, e-mail or in person and will not receive any additional compensation for such efforts. We will pay all other costs associated with this Proxy Statement and the solicitation of proxies. Upon request, we will reimburse stockbrokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of our common stock.

Householding

Any stockholder, including both stockholders of record and beneficial holders who own their shares through a broker, bank or other nominee, who share an address with another holder of our common stock are only being sent one set of proxy materials, unless such holders have provided contrary instructions. We will deliver promptly upon written or oral request a separate copy of these materials to any holder at a shared address to which a single copy of the proxy materials was delivered. If you wish to opt out of householding and receive a separate copy of these materials in the future or if you are receiving multiple copies and would like to receive a single copy, you may do so at any time prior to thirty (30) days before the mailing of the proxy materials (which typically will be in December of each year) by notifying us in writing at: Concrete Pumping Holdings, Inc., Attn: Corporate Secretary, 500 E. 84th Avenue, Suite A-5, Thornton, Colorado 80229 or by telephone at 303-289-7497.

Other Matters

We do not intend to bring before the Annual Meeting any matters other than the proposals specifically described above, and we know of no matters other than those to come before the Annual Meeting. If any other matters properly come before the Annual Meeting or any postponement or adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with the recommendation of our management on such matters, including any matters dealing with the conduct of the Annual Meeting.

By Order of the Board of Directors,

Howard D. Morgan Chair of the Board of Directors

February 28, 2022

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

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CONCRETE PUMPING HOLDINGS, INC.

Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on April 13, 2022.

INTERNET/MOBILE – www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY.

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PROXY

Please mark your votes like this **X**

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ELECTING THE FOUR NOMINEES TO THE BOARD OF DIRECTORS, AND "FOR "PROPOSAL 2.

1. To elect the four Class I Director nominees:
   (1) Stephen Alarcon
   (2) Heather L. Faust
   (3) David G. Hall
   (4) Iain Humphries

FOR all Nominees listed to the left	WITHHOLD AUTHORITY to vote for all Nominees listed to the left (see further instruction below)
☐	☐

FOR	AGAINST	ABSTAIN
☐	☐	☐

(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list above)

CONTROL NUMBER

Signature____________________ Signature, if held jointly____________________ Date__________, 2022.

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

The Proxy Statement and our 2021 Annual Report to Stockholders are available at https://www.cstproxy.com/concretepumpingholdings/2022

▲ FOLD HERE · DO NOT SEPARATE · INSERT IN ENVELOPE PROVIDED ▲

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

CONCRETE PUMPING HOLDINGS, INC.

The undersigned appoints Bruce Young and Iain Humphries, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse side hereof, all of the shares of common stock of CONCRETE PUMPING HOLDINGS, INC. held of record by the undersigned at the close of business on February 22, 2022 at the Annual Meeting of Stockholders of CONCRETE PUMPING HOLDINGS, INC. to be held on Thursday, April 14, 2022 at 10:00 a.m. (ET), at Concrete Pumping Holdings, Inc.'s corporate office located at 500 E. 84th Avenue, Suite A-5, Thornton, Colorado 80229, or at any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE FOUR NOMINEES TO THE BOARD OF DIRECTORS, AND IN FAVOR OF PROPOSAL 2, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSON(S) NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

(Continued, and to be marked, dated and signed, on the other side)